Exhibit 99.1
Dear Colleagues,
I think I probably speak for most of you when I say that last week was quite a whirlwind!  I know it’s also been a distraction from business as usual. Mike and I and the Leadership Team recognize that. When Thomas, Mike and I held the initial post-announcement town halls we were encouraged by the general sense of excitement and the positive feedback we heard from colleagues about the AXA deal. As expected, we also received a lot of insightful questions. Rest assured we will share information with you quickly as we’re able and, to that end, we’ve updated our FAQ document, based on questions we’ve received and with as many of the answers we can provide now and we’ll continue to update it as we have more information to share. That updated FAQ is attached and you can also find it and the other announcement communications on the Pen.
Similar to our process when XL and Catlin came together, we are establishing an integration steering committee and working groups and had our first high level meeting this past Monday.  However, unlike the early days of planning for the Catlin integration, where we had the benefit of more time before announcing the deal, this process is just getting underway because of the speed at which the AXA deal came together.
In the meantime, and despite the unusual circumstances, our day-to-day responsibilities don’t change. As we know, until the transaction closes, which remains subject to shareholder and regulatory approval, XL Catlin and AXA remain two separate, independent firms. It’s critical that we continue to focus and work across our organization to bring the best of this firm to our clients. Our job is to execute, remain relevant and deliver our plan.
In fact, the pending acquisition makes it even more important that we continue to demonstrate our value to our brokers and clients, working hard to get the right price for the risk we assume and keep adding profitable business to our portfolios. And if you run into any roadblocks or concerns in your market, bring in your Country Manager or business leader.
Also, it’s important that we remain focused on continuous improvement and innovation. The imperative for these efforts doesn’t change. In fact, once we begin integration work in earnest, maintaining a continuous improvement mindset and being innovative will help us to more successfully bring the two companies together. Not to mention helping move us forward in the future.
Lastly, nothing is more important than delivering on the promises we make to our clients. Helping them recover from a loss is why we’re in business. Our reputation for superior service has and will continue to stand the test of time.
Remember what Mike said at the town hall in London last Monday: AXA approached us because of the value they saw.  And how we approach business as usual in the next several months will underscore this and position us for continuing success.
A great deal will be asked of many of you in the coming months. And I know each of you will rise to the challenge. Thank you for all your hard work and your commitment.
Best regards,
Greg
Additional Information about the Proposed Transaction and Where to Find It
In connection with the proposed transaction, XL will file with the SEC a proxy statement on Schedule 14A and may file or furnish other documents with the SEC regarding the proposed transaction. This material is not a substitute for the proxy statement or any other document that XL may file with the SEC. INVESTORS IN AND SECURITY HOLDERS OF XL ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR FURNISHED OR WILL BE FILED OR WILL BE FURNISHED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the proxy statement (when available) and other documents filed with or furnished to the SEC by XL through the web site maintained by the SEC at www.sec.gov or by contacting the investor relations department of XL:
Investor Relations
XL Group Ltd
(203) 964-3573
investorinfo@xlgroup.com

Participants in the Solicitation
XL and its directors and executive officers may be deemed to be participants in the solicitation of proxies from XL’s shareholders in connection with the proposed transaction. Information regarding XL’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in XL’s annual proxy statement filed with the SEC on April 5, 2017, XL’s Current Report on Form 8-K filed with the SEC on October 26, 2017, XL’s Current Report on Form 8-K filed with the SEC on February 20, 2018 and XL’s Current Report on Form 8-K filed with the SEC on March 5, 2018. A more complete description will be available in the proxy statement on Schedule 14A that will be filed with the SEC in connection with the proposed transaction. You may obtain free copies of these documents as described in the preceding paragraph filed with, or furnished to, the SEC. All such documents, when filed or furnished are available free of charge on the SEC’s website (www.sec.gov) or by directing a request to XL at the Investor Relations contact above.